               [LETTERHEAD OF SILICON GAMING, INC. APPEARS HERE]



May 25, 1995



Mr. Donald Massaro
233 Tolhuemus Avenue
Atherton, California  94027

Re: Employment Agreement

Dear Don:

Pursuant to our recent discussions, this letter sets forth the terms of your employment with Silicon Gaming Inc., (the "Company"). We look forward to your involvement with the Company.

1.  POSITION AND DUTIES:  You will be employed by the Company as its President
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and Chief Executive Officer reporting to the Company's Board of Directors, (the
"Board"). Your employment will commence on June 15, 1995 or such earlier date selected by you. You will also agree to serve as a member of the Board for such time as you hold the position of Chief Executive Officer. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. These duties shall include, but not be limited to, any duties consistent with your position as well as any other duties which may be assigned to you form time to time by the Board.

2.  TERM OF EMPLOYMENT:  Except as otherwise provided herein, your employment
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with the Company is for no specified term, and may be terminated by you or the
Company at any time, with or without notice and with or without cause. Upon the termination of your employment, neither you nor the Company shall have any further obligation or liability to the other, except for compensation or benefits earned through the termination date. You further agree that in the event your employment is terminated for any reason, you shall immediately resign your position as a member of the Board of Directors.

3.  COMPENSATION:  You will be compensated by the Company for your services as
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follows:

     (a) Salary: You will be paid a monthly salary of $20,833.33, less applicable withholding, in accordance with the Company's normal payroll procedures. Your salary will be reviewed by the Board on an annual basis, and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company's profitability. Any adjustment to your salary shall occur only by mutual agreement between you and the Board.

Mr. Donald Massaro
Employment Agreement
Page 2



     (b) Benefits: You will have the right, on the same basis as other executive employees of the Company, to participate in and to receive benefits under the Company's medical, disability or other group insurance plans, as well as under the Company's business expense reimbursement policy. The Company will also reimburse you for mileage incurred in performing business on behalf of the Company at the Company's standard rate. You will also accrue vacation according to the Company's vacation policy.

     (c) Stock Option Plan: Subject to the Board's approval, you will be granted an initial option to purchase 425,000 shares of the Company's common stock which will vest over fours years pursuant to the Company's standard incentive stock option program. Your receipt of this option will be conditional upon your execution of the Company's standard form of stock option agreement.

     (d) Loan for Living Expenses: The Company agrees to provide you with up to two loans of up to $75,000 per year to assist you in meeting living expenses. Your receipt of these loans each year will be conditional upon your execution of a loan agreement in the form attached hereto as Exhibit A. This loan will be secured by shares of Common Stock of the Company owned by you.

4.  CONFIDENTIAL AND PROPRIETARY INFORMATION: As a condition of your
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employment, you agree to sign and abide by the Company's standard form of proprietary information and assignment of inventions agreement.

5.  DISPUTE RESOLUTION: In the event of any dispute or claim relating to or
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arising out of our employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age or other discrimination), we agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California. By accepting this arbitration provision you are waiving any right to a jury trial. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

6.  ATTORNEY'S FEES: The prevailing party shall be entitled to recover from the
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losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

7.  INTERPRETATION: This Agreement shall be interpreted in accordance with and
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governed by the laws of the State of California.

8.  ASSIGNMENT: In view of the personal nature of the services to be performed
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under this Agreement by you, you shall not have the right to assign or transfer any of your obligations under this Agreement.

Mr. Donald Massaro
Employment Agreement
Page 3


9.  ENTIRE AGREEMENT: This letter constitutes the entire agreement between you
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and the Company regarding the terms and conditions of your employment, and it supersedes all prior negotiations, representations or agreement between you and the company regarding your employment, whether written or oral.

10. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized member of the Board.

We look forward to working with you Silicon Gaming, Inc. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

Silicon Gaming, Inc.

/s/ David S. Morse

David S. Morse
Chairman of the Board


I agree to and accept employment with Silicon Gaming, Inc. on the terms and conditions set forth in this Agreement.

Date:  May 31, 1995
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                                              /s/ Donald J. Massaro
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                                                  Donald J. Massaro